SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☒

Check the appropriate box:

☐	Preliminary Consent Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

APARTMENT TRUST OF AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE TO PROTECT ATA INVESTORS
SOVEREIGN CAPITAL MANAGEMENT GROUP, INC.
TODD MIKLES
STEVEN KRIES

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On July 31, 2012, The Committee to Protect ATA Investors (the "Committee") issued a press release announcing that it issued an open letter urging stockholders of Apartment Trust of America, Inc. ("ATA"), in the event ATA proposes either a liquidation plan or a request to extend the listing deadline, to refrain from taking any action on such proposal and instead await a counter-proposal from the Committee or certain of its members.

A copy of the letter for the stockholders of ATA is filed herewith as Exhibit 1.

A copy of the press release is filed herewith as Exhibit 2.

Information regarding the Participants in a solicitation of the stockholders of the Issuer is filed herewith as Exhibit 3.

EXHIBIT 1

July 31, 2012

Dear Stockholders of Apartment Trust of America, Inc.:

On July 17, 2012, Apartment Trust of America, Inc. (“ATA”) sent a letter (the “July 17 Letter”) to its stockholders accusing Sovereign Capital Management Group, Inc. (“Sovereign”) of misconduct in connection with our activities and plans with respect to creating value for ATA’s stockholders.  We are issuing this letter to refute these accusations, inform you of the history of our involvement and our plans and share our views on what we believe to be the Company’s intended “solutions” to ATA’s impending problems. Sovereign owns 1,000 shares of ATA common stock.

ATA’s Upcoming Listing Deadline

You should be aware that according to Section 5.12 of its Charter, if ATA does not list its common stock on the New York Stock Exchange Amex, the National Market System of the Nasdaq Stock Market or a national securities exchange with substantially similar listing standards by 2013 (the “Listing Deadline”), then management is required to solicit your approval to either (a) amend the Charter to either extend or remove the Listing Deadline; or (b) adopt a plan of liquidation and dissolution.

You should also be aware that ATA’s current management has made vague statements with regard to its intentions regarding the impending Listing Deadline, such as their statement in the July 17 Letter that current management and the board “…will continue to work with Bank of America Merrill Lynch to explore alternatives to maximize shareholder value.” Current management will need to do something more concrete very soon. Because (i) ATA has been operating with losses for the last three years, (ii) ATA has an unsustainable cash distribution policy (described below) and (iii) ATA has $7.75 million of indebtedness in the form of a note that can for all practical purposes only be paid from the sale of additional shares of stock or portfolio assets, it is our opinion that ATA will not be able to meet the listing standards for the stock exchanges required in the Charter by the Listing Deadline or otherwise not be able to find a publicly traded platform for ATA by such time. Therefore we believe it is very likely that within the next several months ATA’s current management will propose a special Stockholder meeting wherein they will request that the ATA stockholders approve a proposal to extend the Listing Deadline for listing ATA Stock or to liquidate and dissolve ATA. The Committee to Protect ATA Investors (the "Committee") strongly believes that to extend the Listing Deadline under current management would significantly delay ATA stockholders’ access to liquidity and that to liquidate and dissolve ATA in the near future would result in a very low return at best or losses at worst for the ATA stockholders, and therefore such proposals will not be in your best interest.

Background

Sovereign was contacted by existing stockholders of ATA concerning the continuing financial losses of ATA, the illiquid nature of their investments, the proposed transaction involving the acquisition of Mission Residential and related litigation and the upcoming Listing Deadline. In response to these concerns, we formed the Committee.

Our review of the situation led the Committee to believe that the current management of ATA has been ineffective.   We believe that any proposal to extend the Listing Deadline would be a self-interested way for the ATA insiders to continue to receive their salaries and management fees, and that any plan to liquidate and dissolve ATA is ill advised and will ultimately be at your expense.  Consider the following:

●
ATA is a small REIT with approximately 4,000 units and it is clear from a review of ATA’s financials that the income distribution from inception has come largely as a return of capital. We believe that the reason ATA has not exhausted its cash already is because approximately one-third of ATA’s stockholders are reinvesting in ATA’s Dividend Reinvestment Program at $9.50 per share, which conserves cash but exacerbates the dilution of stockholder equity. This raises the question of the reliability of the value of the ATA stock set by current management, especially since ATA’s advisor ROC REIT Advisors, LLC, Inc., wholly owned by ATA insiders, receives its shares at $9.00 per share. Even if ATA has adequate income to cover current distributions for 2012, stockholder equity has been severely eroded.

●
Further affecting ATA’s financial condition is the fact that ATA has an unsecured note of $7,750,000 (the “Note”), which will mature on January 17, 2013. The Note previously had a maturity date of July 17, 2012, however ATA paid $144,000, or 2% of the outstanding balance of the Note to purchase and then exercise a six month extension.  In order to retire the Note, ATA will need to sell off portfolio assets or issue additional stock because ATA only has approximately $1,000,000 in cash reserves with which to pay the Note.  Assuming the noteholder is willing (ATA has no right to further extensions at this time), ATA may be able extend the Note’s maturity once again, but no doubt only for another large cash payment and/or adverse modification in terms.

●
On August 27, 2010, ATA, ostensibly through its wholly-owned subsidiary MR Property Management, LLC, entered into an Asset Purchase Agreement to acquire all of the assets of a property management platform from Mission Residential Management, LLC (“MRM”) and had agreed to acquire 9 Delaware Statutory Trust (“DST”) properties that were managed by MRM as part of a larger transaction. MRM managed, but did not own, 23 properties (the “23 DST Properties”) from which it derived its income. In fact, certain contingencies under the Asset Purchase Agreement have not yet been met and ATA has been managing the 23 DST Properties under a sub-management agreement. Unfortunately, ATA has not been able to realize a significant amount of net income from the sub management agreement because the management fees and other expenses have, until very recently, offset nearly all of its income.  Additionally the Mission transaction was caught up in litigation filed in Virginia and Illinois in which the investors in 8 of the 9 DST properties alleged that the DST trustee failed to obtain investor approval of the sale. The investors in the 23 DST Properties managed by MRM had sued MRM and ATA in the Illinois action, which had been stayed pending the results of the Virginia litigation.  While ATA prevailed in the Mission litigation in Virginia, it spent over $2,300,000 in doing so.  We are now seeking to confirm representations made to us by other parties claiming to be close to the situation that ATA will be able to or is recovering what it spent in the Mission litigation. To date, ATA has not issued an 8-K addressing the point.  Regardless of the outcome of the litigation, it appears that the investors in the 23 DST Properties are not happy with MRM and have been antagonized by ATA thereby making ATA’s future as the sub-manager and the related revenues from those properties questionable.

Our View

●
On Monday, July 16, 2012, the CEO of Sovereign Management, Todd Mikles, met with Stanley J. Olander, Jr., CEO and Chairman of ATA’s board and one-third owner of ATA’s advisor ROC REIT Advisors, LLC, in an attempt to discuss how immediate changes are needed at ATA in order to protect stockholder value and for ATA to continue as a viable REIT. Mr. Mikles wanted to discuss options for ATA that could result in a more financially stable entity in a position to grow and take advantage of buying opportunities as the economy improves.  Mr. Olander was uninterested in discussing any plan that did not preserve his several income streams from ATA.  Unfortunately it appears to us that Mr. Olander never intended to engage in meaningful discussions with Sovereign, but rather used the meeting as a basis to disparage Mr. Mikles and distort his motives, which Mr. Olander did in his July 17 Letter.  To be clear, notwithstanding the allegations and innuendo in the July 17 Letter, no one involved with Sovereign or the Committee has made any false or misleading statements regarding ATA - the facts have been presented along with our views, and nothing more.  The suggestion that we have stolen your personal information for some nefarious purpose is baseless, and all of our contacts with stockholders have been solely to discuss the pressing situation described in this letter, which is a legitimate topic for contact among stockholders.

●
We believe that Sovereign is well positioned to help ATA succeed where current management has not.  In August 2011 Sovereign acquired Daymark Realty Advisors, Inc. (“Daymark’) from the Grubb & Ellis Company, the same entity that previously owned ATA’s predecessor and has many of the same investors as the 23 Delaware Statutory Trust properties managed by Mission Residential Management, LLC discussed above. Daymark has over 100 commercial and apartment properties, many of which are in various stages of default due to the effects of the recent recession. Since the acquisition, Sovereign has acted expeditiously and aggressively in an effort to minimize losses to investors.  The Committee intends to shortly present a proposal for a business combination transaction for ATA involving Sovereign that we believe will produce significantly greater value than the expected alternatives from the Company, assuming they cannot meet the Listing Deadline.

●
Unfortunately as it is currently configured, ATA is unlikely to find a public trading platform. The original prospectus states: “If we do not list our shares of common stock on a national securities exchange or include them on a national market system before 2013, our board of directors will either seek stockholder approval of (a) an extension of this listing deadline or (b) the liquidation of our company and distribution of the net proceeds to our stockholders.”  We do not believe that the Company will be able to meet the listing standards for the stock exchanges required in the Charter by the Listing Deadline, and it is very unlikely that investment banks are going to find a public platform for a trust with an unsustainable cash distribution policy and a $7.75 million note that can only be paid from the sale of additional stock or portfolio assets.  This may be the reason why the ATA board has been telling the stockholders over the last nine months that they have retained an investment banker, but have provided no proposals to the stockholders. Therefore ATA stockholders will very likely be faced with the equally unattractive choices of either liquidating ATA, which will very likely result in values significantly lower than what most of the properties were purchased for,  or agreeing to extend the Listing Deadline, thereby permitting the current board and management to further erode shareholder equity and the value of ATA.

THE COMMITTEE TO PROTECT ATA INVESTORS BELIEVES THAT ATA’S CURRENT MANAGEMENT IS IN ACTIVE NEGOTIATIONS EXPLORING THE LIQUIDATION OF ATA’S ASSETS WHICH WE BELIEVE WILL RESULT IN SUBSTANTIAL LOSSES TO THE ATA STOCKHOLDERS. WE EXPECT THAT ATA’S BOARD OF DIRECTORS WILL PRESENT A LIQUIDATION PLAN AND/OR A REQUEST TO EXTEND THE LISTING DEADLINE TO THE STOCKHOLDERS IN THE VERY NEAR FUTURE. UPON PRESENTATION OF CURRENT MANAGEMENT’S PLAN, WE ENCOURAGE THE ATA STOCKHOLDERS TO STOP, LOOK AND LISTEN FOR A COUNTER-PROPOSAL FROM THE COMMITTEE BEFORE TAKING ANY ACTION.  THE COMMITTEE BELIEVES ATA HAS GREAT POTENTIAL THAT SHOULD NOT BE WASTED BY ONGOING MISMANAGEMENT BY ATA’S CURRENT MANAGEMENT OR BY AN UNFAVORABLE LIQUIDATION PLAN.

We appreciate your thoughtful consideration and if you have any questions, please call Todd Kiehnau with Sovereign Capital Management Group, Inc. at (619) 294-8989

Sincerely,

The Committee to Protect ATA Investors

About Sovereign Capital Management, Inc.

The officers of Sovereign collectively have over 60 years of broad-based real estate and financial experience, including all aspects of real estate management.

ALL STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY THE COMMITTEE TO PROTECT ATA INVESTORS, SOVEREIGN CAPITAL MANAGEMENT GROUP, INC., TODD MIKLES AND STEVEN KRIES (COLLECTIVELY, THE “PARTICIPANTS”) OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. IN CONNECTION WITH THE PARTICIPANTS' INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON JULY 31, 2012.  THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

EXHIBIT 2

FOR IMMEDIATE RELEASE
CONTACT: TODD KIEHNAU, (619) 294-8989

Sovereign Capital Management Group
On Behalf of the Committee to Protect Apartment Trust of America Investors
Issues Stop, Look and Listen Letter to Shareholders

SAN DIEGO, CA, (July 31, 2012) – Sovereign Capital Management Group, a San Diego-based leader in property acquisition and management, and manager of the Committee to Protect Apartment Trust of America (“ATA”) Investors, today announced that they issued an open letter urging ATA shareholders to STOP, LOOK and LISTEN before responding to any proposals by the Board of Directors regarding the future of the company.

Mr. Todd Kiehnau, a Sovereign Capital Management Group representative, urges shareholders to carefully review this letter, stating, “Our letter is intended to respond to some misguided accusations from ATA’s Board, and also draw attention to the ATA’s mismanagement, poor financial condition and the potential losses that shareholders may face.”

An excerpt of the letter to shareholders follows:

The Committee to Protect ATA Investors believes that ATA’S current management is in active negotiations exploring the liquidation of ATA’s assets which we believe will result in substantial losses to the ATA stockholders. We expect that ATA’s Board of Directors will present a liquidation plan and/or a request to extend the listing deadline to the stockholders in the very near future.  Upon presentation of current management’s plan, we encourage the ATA stockholders to STOP, LOOK and LISTEN for a counter-proposal from the committee before taking any action.  The committee believes ATA has great potential that should not be wasted by ongoing mismanagement by ATA’s current management or by any unfavorable liquidation plan.

About Sovereign Capital Management Group, Inc.
Headquartered in San Diego, CA, Sovereign Capital Management Group, Inc. and its closely held affiliates have grown to include nationwide asset management, property management, advisory services, private equity syndications and various property holdings across the United States. Operating with the mission of providing value and long-term stability through real estate investment, Sovereign has been directly involved in the successful development and management of multi-family units, attached single family condominiums, medical office buildings, general office, flex-industrial properties, retail properties and specialized use buildings. For more information, visit www.sovcapital.com, or contact Todd Kiehnau at todd.kiehnau@sovcapital.com or (619) 294-8989.  For more information specifically regarding the Committee to Protect Apartment Trust of America, visit www.committeetoprotectata.com.

ALL STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY THE COMMITTEE TO PROTECT ATA INVESTORS, SOVEREIGN CAPITAL MANAGEMENT GROUP, INC., TODD MIKLES AND STEVEN KRIES (COLLECTIVELY, THE “PARTICIPANTS”) OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. IN CONNECTION WITH THE PARTICIPANTS' INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON JULY 31, 2012.  THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

EXHIBIT 3

ALL STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY THE COMMITTEE TO PROTECT ATA INVESTORS, SOVEREIGN CAPITAL MANAGEMENT GROUP, INC., TODD MIKLES AND STEVEN KRIES (COLLECTIVELY, THE “PARTICIPANTS”) OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. IN CONNECTION WITH THE PARTICIPANTS' INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF APARTMENT TRUST OF AMERICA, INC. AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.

PARTICIPANTS

Sovereign Capital Management Group, Inc. ("Sovereign"), together with the entities below (collectively, the “Participants”), are anticipated to be, or may be deemed to be, participants in a solicitation of the stockholders of the Apartment Trust of America, Inc. (the "Issuer").

The Participants include (i) Sovereign, a Delaware corporation; (ii) The Committee to Protect ATA Investors (the "Committee"), an ad-hoc committee formed by Sovereign to act in connection with its investments in the Issuer; (iii) Todd Mikles ("Mr. Mikles"), a United States citizen, who serves as President and Chief Executive Officer of Sovereign; and (iv) Steven Kries ("Mr. Kries"), a United States citizen, who serves as Corporate Counsel of Sovereign.

The principal business of (i) Sovereign is to invest in real estate related companies and projects; (ii) the Committee is to act in connection with Sovereign's investment in the Issuer; (iii) Mr. Mikles is to serve as the President and Chief Executive Officer of Sovereign; and (iv) Mr. Kries is to serve as Corporate Counsel of Sovereign.

BENEFICIAL OWNERSHIP OF SHARES:

As of the close of business on July 31, 2012, the Participants beneficially own an aggregate of 1,000 shares of common stock, par value $0.01 per share, of the Issuer (the "Common Stock"), constituting less than 1% of the shares of Common Stock outstanding, as follows: (i) Sovereign may be deemed the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of 1,000 shares of Common Stock, or less than 1% of the outstanding shares of Common Stock; (ii) the Committee may be deemed the beneficial owner of 1,000 shares of Common Stock owned by Sovereign, or less than 1% of the outstanding shares of Common Stock; (iii) Mr. Mikles may be deemed the beneficial owner of the 1,000 shares of Common Stock owned by Sovereign, or less than 1% of the outstanding shares of Common Stock; and (iv) Mr. Kries may be deemed the beneficial owner of the 1,000 shares of Common Stock owned by Sovereign, or less than 1% of the outstanding shares of Common Stock.

The Participants may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Exchange Act.  Collectively, the group may be deemed to have voting control over a combined 1,000 shares of Common Stock, constituting less than 1% of the outstanding shares of Common Stock.  The aggregate number and percentage of shares of Common Stock reported herein are based upon the 20,032,568 shares of Common Stock outstanding as of May 4, 2012, as reported in the Issuer's 10-Q filed with the Securities and Exchange Commission on May 15, 2012.

In addition to the above, employees of the Participants may assist in the solicitation of consents and will receive no additional consideration therefor and any persons nominated by the Participants for director of the Issuer pursuant to the Participants' consent solicitation will, when identified, constitute additional participants in the solicitation.